EXHIBIT 99.1
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FOR IMMEDIATE RELEASE               Contact:    William Avery
October 1, 2002                                 (203) 661-4556
                                                bill.avery@change.com



    CHANGE TECHNOLOGY PARTNERS ANNOUNCES PLAN OF LIQUIDATION AND DISSOLUTION


                  GREENWICH, CONNECTICUT, October 1, 2002 - Change Technology Partners, Inc. (OTC Bulletin Board: CTPI) ("Change" or, the "Company"), announced today that its Board of Directors has adopted a plan of complete liquidation and dissolution in order to maximize shareholder value. In reaching its decision, Change's Board of Directors considered principally the provisions of the Investment Company Act of 1940, which would have required the Company to register as an "investment company" in the absence of the adoption of the plan of liquidation.

                  The plan of liquidation and dissolution adopted by Change's Board of Directors anticipates the continuation of the Company's current business activities pending an orderly wind down of its operations. Additionally, the plan provides that in the event the Company's Board of Directors determines that it would be in the best interests of the Company and its stockholders to amend, modify or abandon the plan of liquidation and dissolution, it may do so notwithstanding stockholder approval to the extent permitted by applicable law.

                  The Company intends to seek stockholder approval of the plan of liquidation and dissolution at its next annual meeting, expected to be held in the Spring of 2003. Subject to approval of the plan by holders of a majority of the Company's outstanding shares, the Company plans to sell its assets, discharge its liabilities and distribute the net proceeds to its stockholders.

                  This document contains forward-looking statements. Statements that are not historical fact, including statements about the beliefs and expectations of Change,


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constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Change undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Change cautions that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Investors should evaluate any statements in light of these important factors.

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